EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

David L. Piazza

703-742-5312

dpiazza@quadramed.com

QUADRAMED CORPORATION ANNOUNCES

SECOND QUARTER RESULTS AND MANAGEMENT CHANGES

Quarterly Net Income compared to Net Loss one year ago

Klein to lead Technology and Product Management

Milligan to lead Enterprise Sales

Piazza to assume CFO post

RESTON, VA – (August 9, 2005) — QuadraMed Corporation (Amex:QD) announced today that it will report Income from operations of $1.2 million for the second quarter of 2005 compared to a Loss from operations of $(3.2) million for the same period in 2004. For the six months ended June 30, 2005, the Company will report Income from operations of $0.6 million compared to a Loss from operations of $(5.0) million for the six months ended June 30, 2004. The Company will also report Net income attributable to common shareholders of $0.1 million for the second quarter of 2005, compared to a Net loss attributable to common shareholders of $(9.7) million for the same period in 2004. The period to period improvements in net income are primarily a result of significantly lower operating expenses, and non-operating expenses, for the periods ended June 30, 2005. Total sales bookings have been consistent period to period.

“Strong vertical sales of our Affinity products, growth in sales of our MPI and Performance Measurement products, and the ongoing sales success of our Quantim line, combined with aggressive expense management have restored the Company’s profitability,” said QuadraMed CEO, Lawrence P. English. “Our pipeline remains strong and we are working hard to produce a strong second half sales performance,” he added.

The company also announced several management changes:

•	James R. Klein has been appointed Chief Technology Officer (CTO) and Senior Vice President of Product Management. Klein is a healthcare information technology veteran who formerly worked at Compucare, a company acquired by QuadraMed in 1999, and more recently served as VP and Research Director at the Gartner Group and as Director, Healthcare Technology for QuadraMed’s technology partner InterSystems Corporation. “Jim Klein’s appointment is designed to revitalize our product development and marketing efforts. I expect him to help us secure our rightful place as a major vendor of healthcare systems and to assure the retention and growth of our strong base of existing customers,” said English. Klein said, “I am thrilled to be joining QuadraMed. The breadth and depth of QuadraMed’s healthcare systems has not been fully appreciated by the healthcare provider community. Our plan is to focus on increasing the integration within our product line and to relentlessly add new clinical and financial functionality. We will get the message out about the tremendous value and low total cost of ownership of our comprehensive product line.”

Dean Souleles, who previously held the CTO title, will assume responsibility for the Company’s HIM business. He will report to Klein. “Dean Souleles was the principal architect of our Quantim line,” said English. “We plan to introduce a Paperless Medical Record package at the AHIMA meeting this fall and we need Dean’s full attention to assure the success of this roll out,” he added.

•	James R. Milligan has assumed the additional responsibility for Enterprise sales and client development. Milligan joined QuadraMed in 2001 as a regional vice president for Enterprise sales. He assumed responsibility for the Company’s Client Management program in January of 2005 and for the Government business in June of 2005. CEO English described Milligan as a hands-on manager and a “deal closer”. “I see no reason for us not to be one of the leading vendors in the Health Care Information Technology market,” said Milligan. “Our products are strong and questions about our financial stability are clearly behind us. I look forward to this new challenge,” he added.

•	David L. Piazza has been appointed Chief Financial Officer, replacing John Wright who has elected to return to his consulting practice. Piazza joined the company almost two years ago as Vice President of Finance, and has been responsible for all non-accounting finance and administrative matters for the Company. He was an important member of the team that transitioned our headquarters from San Rafael to Reston. Prior to joining QuadraMed, Dave spent twenty years in the telecommunications sector in a variety of functions, including Chief Financial Officer for both public and private companies. He is a CPA, and began his career in the public accounting practice where he specialized in the audits of regulated companies. Wright will continue to serve the Company as a consultant to its 404 compliance team. “John Wright made a major contribution to QuadraMed leading the transition of the finance operation from San Rafael to Reston and building a first class finance team in Reston. I am thrilled that he will continue to be available to us in a consulting capacity,” said English. “John’s decision to leave is based on his desire to return to a less demanding work environment. When he joined the Company he had made it clear to me that his goal was to assist us with some specific financial and related goals, including the transition from San Rafael to Reston and the refinancing of the balance sheet. Having achieved much of what he set out to do, the time for a change was right in his view,” he concluded.

Management will review these results in an investment community conference call at 4:00 PM Eastern (1:00 PM Pacific) on Tuesday, August 9th. To ensure fair dissemination of information, no inquiries of management should be made regarding QuadraMed’s results until after the conference call. A brief question and answer period will follow management’s presentation. The dial-in number for the conference call is 800-500-0311 domestic, and 719-457-2698 international. Callers should dial in by 3:45 PM Eastern (12:45 PM Pacific) to register. The call will also be webcast live and available to the public via the Investor Relations section of QuadraMed’s webpage at www.quadramed.com. Please note that the webcast is listen-only. Listeners should access the website at 3:45 PM Eastern (12:45 PM Pacific) to register and to download and install any necessary audio software. Webcast replays will be available shortly after the live call is completed.

Attachments:	Exhibit 1	Condensed Consolidated Balance Sheets as of June 30, 2005; and as of December 31, 2004

	Exhibit 2	Condensed Consolidated Statements of Operations for Three months ended June 30, 2005; Three months ended June 30, 2004; Six months ended June 30, 2005; and Six months ended June 30, 2004

	Exhibit 3	Condensed Consolidated Statements of Cash Flows for Three months ended June 30, 2005; Three months ended June 30, 2004; Six months ended June 30, 2005; and Six months ended June 30, 2004

About QuadraMed Corporation

QuadraMed is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. From clinical and patient information management to revenue cycle and health information management, QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with optimum efficiency. Behind our products and services is a staff of almost 700 professionals whose experience and dedication to service has earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”).

Note to editors: QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective owners.

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Exhibit 1

QUADRAMED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$29,014	$22,429
Accounts receivable, net of allowance for doubtful accounts of $3,639 and $3,303, respectively	31,342	25,550
Unbilled and other receivables	3,665	6,603
Notes and other receivables	1,122	832
Prepaid expenses and other current assets	7,164	8,001

Total current assets	72,307	63,415

Restricted cash	2,342	3,889
Property and equipment, net	4,365	5,129
Capitalized software development costs, net	930	1,427
Goodwill	25,983	25,983
Other intangible assets, net	9,740	12,451
Other long-term assets	7,721	7,116

Total assets	$123,388	$119,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$4,165	$4,501
Accrued payroll and related	7,209	7,637
Other accrued liabilities	6,807	8,549
Dividends payable	11,386	13,780
Deferred revenue	52,436	44,040

Total current liabilities	82,003	78,507

Accrued exit cost of facility closing	2,814	2,898
Other long-term liabilities	5,695	5,366

Total liabilities	90,512	86,771

Stockholders equity
Preferred stock, $0.01 par, 5,000 shares authorized, 4,000 shares issued and outstanding	85,801	83,412
Common stock, $0.01 par, 150,000 shares authorized; 40,484 and 40,043 shares issued and outstanding, respectively	405	400
Additional paid-in-capital	301,807	301,231
Deferred compensation	(987)	(1,870)
Accumulated other comprehensive loss	(147)	(124)
Accumulated deficit	(354,003)	(350,410)

Total stockholders’ equity	32,876	32,639

Total liabilities and stockholders’ equity	$123,388	$119,410

The accompanying notes are an integral part of these condensed consolidated financial statements.

Exhibit 1 to Press Release dated August 9, 2005

Exhibit 2

QUADRAMED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue
Services	$3,547	$3,421	$6,624	$6,024
Maintenance	13,975	11,693	27,385	23,309
Installation and other	2,408	3,140	5,104	6,561

Services and other revenue	19,930	18,254	39,113	35,894
Licenses	9,782	11,182	20,134	23,674
Hardware	971	1,034	1,811	5,548

Total revenue	30,683	30,470	61,058	65,116

Cost of revenue
Cost of services and other revenue	7,119	7,620	14,438	15,306
Royalties and other	2,259	2,959	4,426	5,465
Amortization of acquired technology and capitalized software	1,024	691	2,059	1,351

Cost of license revenue	3,283	3,650	6,485	6,816
Cost of hardware revenue	543	775	1,508	3,606

Total cost of revenue	10,945	12,045	22,431	25,728

Gross margin	19,738	18,425	38,627	39,388

Operating expense
General and administration	6,175	7,759	12,285	16,563
Software development	7,724	6,835	15,441	13,945
Sales and marketing	3,495	6,006	7,567	11,825
Amortization of intangible assets and depreciation	1,115	976	2,706	2,026

Total operating expenses	18,509	21,576	37,999	44,359

Income (loss) from operations	1,229	(3,151)	628	(4,971)

Other income (expense)
Interest expense, includes non-cash charges of $191, $961 and $356, $1,482	(191)	(2,081)	(360)	(4,379)
Interest income	120	127	221	244
Other income (expense), net	138	(85)	(16)	118
Loss on retirement of debt	—	(3,145)	—	(3,145)
Benefit (provision) for income taxes	(3)	—	(14)	163

Other income (expense)	64	(5,184)	(169)	(6,999)

Net income (loss) from continuing operations	$1,293	$(8,335)	$459	$(11,970)
Loss from discontinued operations	—	(1,334)	(1,686)	(2,240)

Net income (loss)	$1,293	$(9,669)	$(1,227)	$(14,210)
Preferred stock accretion	(1,191)	—	(2,366)	—

Net income (loss) attributable to common shareholders	$102	$(9,669)	$(3,593)	$(14,210)

Income (loss) per share-basic and diluted
Continuing operations	0.00	(0.24)	(0.05)	(0.37)
Discontinued operations	0.00	(0.04)	(0.04)	(0.07)

Net income (loss)	$0.00	$(0.28)	$(0.09)	$(0.44)

Weighted average shares outstanding
Basic and diluted	40,499	34,872	40,338	32,014

Exhibit 2 to Press Release dated August 9, 2005

Exhibit 3

QUADRAMED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities
Net income (loss) attributable to common shareholders	$102	$(9,669)	$(3,593)	$(14,210)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,471	2,911	6,013	5,646
Preferred stock accretion	1,191		2,366	—
Loss on retirement of debt	—	2,302	—	2,302
Exit cost of facility closing and other costs for Financial Services Division	—	—	914	—
Provision for bad debts and other	625	414	825	1,092

Changes in assets and liabilities:
Accounts receivable	3,825	6,738	(6,617)	4,108
Prepaid expenses and other	1,112	52	2,990	398
Accounts payable and accrued liabilities	1,763	(7,858)	(3,191)	(6,083)
Deferred revenue	(2,198)	(4,350)	8,396	(944)

Cash provided by (used in) operating activities	8,891	(9,460)	8,103	(7,691)

Cash flows from investing activities
Purchases of property and equipment	(501)	(1,131)	(804)	(2,293)
Decrease in restricted Cash	1,562	1,557	1,547	1,557
Acquisition of Détente	—	—	—	(4,074)
Acquisition of Tempus	—	(5,052)	—	(5,052)
Other	(50)	(30)	(117)	76

Cash provided by (used in) investing activities	1,011	(4,656)	626	(9,786)

Cash flows from financing activities
Proceeds from issuance of common stock and other	108	390	606	1,570
Proceeds from issuance of preferred stock, net of issuance cost	—	96,131	—	96,131
Payment of preferred stock dividends	(1,375)		(2,750)
Repayments under notes and subordinated debentures	—	(25,768)	—	(25,768)

Cash provided by (used in) financing activities	(1,267)	70,753	(2,144)	71,933

Net increase in cash and cash equivalents	8,635	56,637	6,585	54,456

Cash and cash equivalents, beginning of period	20,379	34,763	22,429	36,944

Cash and cash equivalents, end of period	$29,014	$91,400	$29,014	$91,400

Exhibit 3 to Press Release dated August 9, 2005